UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 7, 2018

LOOP INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54786	27-2094706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

480 Fernand-Poitras

Terrebonne, Quebec, Canada, J6Y 1Y4

(Address of principal executive offices, including zip code)

(450) 951-8555

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On November 13, 2018, Loop Industries, Inc. (the “Company”) sold convertible promissory notes (the “Notes”), together with related warrants to acquire 50% of the shares issued upon the exercise of the Notes (the “Warrants”) to accredited investors (“Investors”), pursuant to note and warrant purchase agreements entered into by and between the Company and each Investor (the “Purchase Agreements”) for an aggregate purchase price of approximately $2.45 million (the “Private Placement”).  The Company expects to use the net proceeds of the Private Placement for general corporate and working capital purposes.

Pursuant to the terms of each Note, the Company promises to pay Investors the principal amount outstanding thereunder, together with interest at a rate equal to 8.00% per annum. All unpaid principal, together with any then unpaid and accrued interest, shall be due and payable on the earlier of (i) May 13, 2018 (the “Maturity Date”), or (ii) when, upon the occurrence and during the continuance of an event of default under the Notes, such amounts are declared due and payable by the Investor or made automatically due and payable, in each case, in accordance with the terms of the Notes. Upon the Maturity Date, the outstanding principal amount of the Notes and all accrued and unpaid interest shall automatically convert into fully paid and nonassessable shares of the common stock of the Company (“Common Stock”) at the price per share equal to the lesser of (i) $13.00 and (ii) the average closing price of the Company’s Common Stock on the NASDAQ stock market for the ten days preceding the day to the conversion of the Notes (the “Conversion Price”). The total number of shares of Common Stock to be issued upon automatic conversion shall equal (x) the outstanding principal amount of the Note and all accrued and unpaid interest on this Note, divided by (y) the Conversion Price.

The Warrants are exercisable for fifty percent (50%) of the shares of Common Stock issued upon the conversion of the Notes (the “Warrant Shares”). The per share purchase price (the “Exercise Price”) for each of the Warrant Shares purchasable under the Warrants shall be equal to the lesser of (i) $15.00 and (ii) the average closing price of the Company’s Common Stock on the NASDAQ stock market for the ten days preceding the day of the conversion of the Notes.  Each Warrant expires eighteen (18) months from the date of the conversion of the Notes (the “Expiration Date”).  The Investors may exercise the Warrants at any time prior to the Expiration Date.

Pursuant to the terms of the Purchase Agreement, the Company granted Investors piggy back registration rights if the Company files a registration statement registering the shares of Common Stock within two (2) years of the date hereof.

For the sale of the Shares, the Company relied on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”) or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder based on the following factors: (i) the number of offerees or purchasers, as applicable, (ii) the absence of general solicitation, (iii) representations obtained from the purchasers relative to their accreditation and/or sophistication and/or their relationship to the company (directors and officers), (iv) the provision of appropriate disclosure, and (v) the placement of restrictive legends on the certificates reflecting the securities coupled with investment representations obtained from the purchasers.

A copy of the form of Purchase Agreement is attached as Exhibit 10.1 and a copy of each of the form of Note and Warrant is attached as Exhibit 4.1 and Exhibit 4.2, respectively, to this report and is incorporated herein by reference. A copy of the Company’s press release regarding the foregoing is attached hereto as Exhibit 99.1.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 7, 2018, Mr. Frank Zitella, the chief financial officer, principal financial officer and principal accounting officer of Loop Industries, Inc. (the “Company”), tendered his resignation, which shall be effective December 6, 2018. Following Mr. Zitella’s resignation, Mr. Zitella’s duties will be assumed by other members of management until his replacement is named. Mr. Zitella’s resignation was a personal decision to pursue other business opportunities and not due to any disagreement with the Company’s management team, operations, financials, policies or procedures.

A copy of the Company’s press release regarding the foregoing is attached hereto as Exhibit 99.1.

Further, the Company is in advanced stages of negotiating an agreement with a candidate for chief financial officer who the Company anticipates will start with the Company in early January 2019.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

4.1	Form of Note
4.2	Form of Warrant
10.1	Form of Note and Warrant Purchase Agreement
99.1	Press Release, dated November 13, 2018
99.2	Press Release, dated November 13, 2018

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOOP INDUSTRIES, INC.

Date: November 13, 2018	By:	/s/ Antonella Penta
Antonella Penta
General Counsel and Secretary

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